Exhibit 99.1

THT Heat Transfer Technology Announces Departure of Chief Financial Officer

SIPING, CHINA — October 4, 2012 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced that Mr. Jianjun He, Chief Financial Officer (“CFO”), has resigned from the Company to pursue other interests. The Company's Board of Directors (the "Board") has appointed Mr. Zhigang Xu, the Company’s Deputy Financial Director as interim CFO with immediate effect. Mr. He's departure does not result from any disagreement with the Company on any matter regarding its operation, policies (including accounting or financial policies) or practices. Mr. He will continue to advise the Company as an outside consultant.

Mr. Xu has held various positions in the Company’s subsidiaries Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd. (“Siping Juyuan”) and Beijing Juyuan Hanyang Heat Exchange Equipment Co., Ltd. (“Beijing Juyuan”) since 2000, including Financial Director of Beijing Juyuan. From 1993 to 1999, Mr. Xu worked as an accountant at Siping Jiuyuan Heat Exchange Equipment Co., Ltd. Mr. Xu obtained a Bachelor’s Degree in Accounting in 1995 from Jilin Industry University.

“Mr. He has made significant contributions to THT during his five year tenure, including a key role in our transition to a public company,” said Chairman and Chief Executive Officer Guohong Zhao. “On behalf of the Board, I thank him for his leadership and dedication to the company, and we wish him all the best in his future endeavors. In addition, I am pleased to announce the appointment of Mr. Xu as interim CFO. With his many years of experience in the accounting and finance departments at THT, I am confident that Mr. Xu possesses the necessary leadership skills and expertise to manage a smooth transition process. Despite the challenges we face in light of current market conditions, we remain committed to pursuing long-term growth opportunities in China's heat exchanger market. ”

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Contacts:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 3266779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 (10) 8588 6722
Email: tht@taylor-rafferty.com

Investor Relations (US):
Bryan Degnan
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com